SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   Form 8-K/A


                                 Current Report


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 12, 2004



                            CIRCUIT CITY STORES, INC.
             (Exact name of registrant as specified in its charter)


                                    Virginia
                         (State or other jurisdiction of
                         incorporation or organization)


      001-05767                                               54-0493875
      ---------                                               ----------
     (Commission                                           (I.R.S. Employer
      File No.)                                           Identification No.)


                  9950 Mayland Drive, Richmond, Virginia 23233
               (Address of principal executive offices) (Zip Code)




                                 (804) 527-4000
              (Registrant's telephone number, including area code)





ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         On May 19, 2004, Circuit City Stores, Inc. ("Circuit City"), through a wholly owned subsidiary, consummated its acquisition of all outstanding shares of InterTAN, Inc. The acquisition of a controlling interest in InterTAN, Inc. on May 12, 2004, in a public tender offer, was previously reported by Circuit City on a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2004. Circuit City acquired InterTAN using available cash. Circuit City is filing this amendment for the purpose of providing required financial information with respect to the acquisition of InterTAN in accordance with the requirements of Form 8-K.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(a)      Financial Statements of Business Acquired.

         The following audited consolidated financial statements of InterTAN, Inc. and the related report of independent accountants are attached as Appendix A:

         Report of Independent Accountants.................................  A-1
         Consolidated Statements of Operations for the:
                  Nine Months Ended March 31, 2004.........................  A-2
                  Twelve Months Ended June 30, 2003, 2002 and 2001.........  A-2
         Consolidated Balance Sheets at:
                  March 31, 2004...........................................  A-3
                  June 30, 2003 and 2002...................................  A-3
         Consolidated Statements of Stockholders' Equity at:
                  June 30, 2003, 2002 and 2001.............................  A-4
                  March 31, 2004...........................................  A-4
         Consolidated Statements of Cash Flows for the:
                  Nine Months Ended March 31, 2004.........................  A-5
                  Twelve Months Ended June 30, 2003, 2002 and 2001.........  A-5
         Notes to Consolidated Financial Statements........................  A-6

(b)      Pro Forma Financial Information.

         The unaudited pro forma consolidated financial information and related notes of Circuit City for the fiscal year ended February 29, 2004 and fiscal quarter ended May 31, 2004 with respect to the acquisition of InterTAN, Inc. are attached as Appendix B.

(c)      Exhibits.

         23.1     Consent of PricewaterhouseCoopers LLP


                                       2



                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                            CIRCUIT CITY STORES, INC.



                           By:  /s/Philip J. Dunn
                                ------------------------------------------------
                                Philip J. Dunn
                                Senior Vice President, Treasurer,
                                Corporate Controller and
                                Chief Accounting Officer



Date:  July 12, 2004



                                       3




                                  EXHIBIT INDEX

Exhibit
Number      Document

23.1        Consent of PricewaterhouseCoopers LLP



                                      E-1



                                   APPENDIX A


                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of InterTAN, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of InterTAN, Inc. and its subsidiaries at March 31, 2004, June 30, 2003 and June 30, 2002, and the results of their operations and their cash flows for the nine-month period ended March 31, 2004 and each of the three years in the period ended June 30, 2003 in conformity with generally accepted accounting principles in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP
Toronto, Ontario
May 13, 2004


                                      A-1




                           InterTAN, Inc.
               Consolidated Statements of Operations


                                                              Nine-month Period
                                                               ended March 31                 Year ended June 30
                                                           ---------------------------  ----------------------------------------
                                                           ---------------------------  ----------------------------------------
(In thousands, in U.S. dollars, except per share data)       2004           2003          2003          2002          2001
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                               (Note 1)    (Unaudited)      (Note 1)      (Note 1)      (Note 1)

Net sales and operating revenues                             $ 378,062      $ 312,149     $ 403,052     $ 393,809     $ 468,756
Other income (loss)                                                (50)           (11)          (21)           (7)          138
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                               378,012        312,138       403,031       393,802       468,894

Operating costs and expenses:
   Cost of products sold                                       217,908        186,924       239,311       243,381       280,953
   Selling, general and administrative expenses                128,654        101,913       137,152       116,958       144,268
   Depreciation                                                  5,907          5,045         6,923         5,674         6,357
   (Gain) loss on disposal of subsidiary company (Note 2)            -              -             -           217        (4,101)
   Restructuring charges (Note 3)                                    -              -             -         2,912             -
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                               352,469        293,882       383,386       369,142       427,477
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Operating income                                                25,543         18,256        19,645        24,660        41,417

Foreign currency transaction gains (losses)                       (100)            37        (2,112)           41          (353)
Interest income                                                    300            223           299         1,444         1,737
Interest expense                                                  (688)          (831)       (1,018)         (403)         (873)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Income before income taxes and cumulative effect                25,055         17,685        16,814        25,742        41,928
    of accounting change
Income taxes (Note 9)                                           14,498          8,103         8,523        12,174        18,401
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Income before cumulative effect of accounting change            10,557          9,582         8,291        13,568        23,527
Cumulative effect of accounting change for vendor
   allowances, net of income taxes of $388 (Note 1)                  -           (580)         (580)            -             -
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Net income                                                    $ 10,557        $ 9,002       $ 7,711      $ 13,568      $ 23,527
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Basic net income per average common share
   Before cumulative effect of accounting change                $ 0.52         $ 0.46        $ 0.40        $ 0.54        $ 0.84
   Cumulative effect of accounting change                            -          (0.03)        (0.03)            -             -
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

   Basic net income per average common share                    $ 0.52         $ 0.43        $ 0.37        $ 0.54        $ 0.84
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Diluted net income per average common share
   Before cumulative effect of accounting change                $ 0.51         $ 0.45        $ 0.39        $ 0.53        $ 0.82
   Cumulative effect of accounting change                            -          (0.03)        (0.03)            -             -
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

   Diluted net income per average common share                  $ 0.51         $ 0.42        $ 0.36        $ 0.53        $ 0.82
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Average common shares outstanding                               20,434         21,053        20,925        25,142        27,937
Average common shares outstanding assuming dilution             20,796         21,240        21,103        25,610        28,664
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.

                                      A-2



                                InterTAN, Inc.
                         Consolidated Balance Sheets



                                                                                  March 31         June 30        June 30
(In thousands, in U.S. dollars, except share amounts)                               2004            2003            2002
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Assets
Current Assets
     Cash and short-term investments                                                  $ 35,697        $ 10,322       $ 14,699
     Accounts receivable, less allowance for doubtful accounts                          19,528          16,275         12,903
     Inventories                                                                        91,157          92,433         81,314
     Deferred service contract costs - current portion (Note 10)                         1,538           1,368          1,170
     Prepaids, deposits and other current assets                                         1,823           5,301          1,300
     Deferred income taxes (Note 9)                                                      1,342           1,306          1,374
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
         Total current assets                                                          151,085         127,005        112,760

Property and equipment, less accumulated depreciation (Note 7)                          34,417          33,537         29,604
Deferred service contract costs - non-current portion (Note 10)                          1,306           1,071            946
Other assets                                                                               569             761            328
Deferred income taxes (Note 9)                                                           3,707           3,955          3,580
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                         $ 191,084       $ 166,329      $ 147,218
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Liabilities  and Stockholders' Equity
Current Liabilities
     Short-term bank borrowings (Note 4)                                               $ 4,116             $ -            $ -
     Accounts payable                                                                   23,511          22,633         12,793
     Accrued expenses (Note 8)                                                          19,860          15,290         19,445
     Income taxes payable (Note 9)                                                       5,943           1,867          8,365
     Long-term bank indebtedness - current portion (Note 4)                              1,525           1,484              -
     Obligation under capital leases - current portion (Note 11)                           287             216            164
     Deferred service contract revenue - current portion (Note 10)                       9,699           8,809          7,274
     Deferred income taxes (Note 9)                                                        358             400              -
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
         Total current liabilities                                                      65,299          50,699         48,041

Long-term bank indebtedness - non-current portion (Note 4)                               4,576           5,937              -
Obligation under capital leases - non-current portion (Note 11)                            578             432            384
Deferred service contract revenue - non current portion (Note 10)                        7,912           6,917          6,043
Other liabilities                                                                        5,371           4,847          4,304
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                  83,736          68,832         58,772
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

Stockholders' Equity
Preferred stock, no par value, 1,000,000 shares authorized,
     none issued or outstanding                                                              -               -              -
Common stock, $1 par value, 40,000,000 shares authorized,
     32,684,931, 32,453,259 and 32,091,097, respectively, issued                        32,685          32,453         32,091
Additional paid-in capital                                                             161,611         159,776        157,684
Common stock in treasury, at cost, 12,443,493, 11,857,093
     and 10,337,243 shares, respectively                                              (129,476)       (123,760)      (111,527)
Retained earnings                                                                       45,588          35,031         27,320
Accumulated other comprehensive loss                                                    (3,060)         (6,003)       (17,122)
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
     Total stockholders' equity                                                        107,348          97,497         88,446
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

     Commitments and contingencies (See Notes 2, 5, 9 and 11)
Total Liabilities and Stockholders' Equity                                           $ 191,084       $ 166,329      $ 147,218
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                      A-3



                                 InterTAN, Inc.
                 Consolidated Statements of Stockholders' Equity


                                                                                                                Accumulat-
                                                                                                                 ed Other
                                                                Additional                   Retained   Compre-  Compre-
                                                  Common Stock   Paid-In     Treasury Stock  Earnings   ensive   hensive
 (In thousands, in U.S. dollars)                 Shares  Amount  Capital    Shares    Amount (Deficit)  Income   (Loss) Total
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Balance at June 30, 2000                         30,498  $30,498 $146,214  (1,790)$  (18,700) $(9,775)         $(29,461)$118,776
Comprehensive income:
  Net income                                                                                   23,527  $23,527            23,527
  Foreign currency translation adjustments                                                              12,454   12,454   12,454
                                                                                                       -------
Comprehensive income                                                                                   $35,981
                                                                                                       =======
Issuance of common stock to employee plans          281      281    3,079                                                  3,360
Issuance of common stock under stock option plans   446      446    1,858                                                  2,304
Stock-based compensation                                              593      18       178                                  771
Purchase of treasury stock                                                 (1,330)  (16,883)                             (16,883)
                                                 ------------------------------------------------------        -----------------
                                                 ------------------------------------------------------        -----------------

Balance at June 30, 2001                         31,225   31,225  151,744  (3,102)  (35,405)   13,752           (17,007) 144,309
Comprehensive income:
  Net income                                                                                   13,568  $13,568            13,568
  Foreign currency translation adjustments                                                                (115)    (115)    (115)
                                                                                                       -------
Comprehensive income                                                                                   $13,453
                                                                                                       =======
Issuance of common stock to employee plans          268      268    2,641                                                  2,909
Issuance of common stock under stock option plans   598      598    3,043                                                  3,641
Stock-based compensation                                              256                                                    256
Purchase of treasury stock                                                  (7,235)  (76,122)                            (76,122)
                                                 ------------------------------------------------------        -----------------
                                                 ------------------------------------------------------        -----------------

Balance at June 30, 2002                         32,091  $32,091 $157,684  (10,337)$(111,527) $27,320          $(17,122) $88,446
Carried forward                                  32,091  $32,091 $157,684  (10,337)$(111,527) $27,320          $(17,122) $88,446
Comprehensive income:
  Net income                                                                                    7,711  $ 7,711             7,711
  Foreign currency translation adjustments                                                              11,119   11,119   11,119
                                                                                                       -------
Comprehensive income                                                                                   $18,830
                                                                                                       =======
Issuance of common stock to employee plans          346      346    1,979                                                  2,325
Issuance of common stock under stock option plans    16       16       56                                                     72
Stock-based compensation                                               57                                                     57
Purchase of treasury stock                                                 (1,520)  (12,233)                             (12,233)
                                                 ------------------------------------------------------        -----------------
                                                 ------------------------------------------------------        -----------------

Balance at June 30, 2003                         32,453   32,453  159,776  (11,857) (123,760)   35,031           (6,003)  97,497
Comprehensive income:
  Net income                                                                                    10,557 $10,557            10,557
  Foreign currency translation adjustments                                                               2,943    2,943    2,943
                                                                                                       -------
Comprehensive income                                                                                   $13,500
                                                                                                       =======
Issuance of common stock to employee plans          190      190    1,666                                                  1,856
Issuance of common stock under stock option plans    42       42      169                                                    211
Purchase of treasury stock                                                    (586)   (5,716)                             (5,716)
                                                 ------------------------------------------------------        ------------------
                                                 ------------------------------------------------------        ------------------

Balance at March 31, 2004                        32,685  $32,685 $161,611  (12,443)$(129,476)  $45,588         $ (3,060)$107,348
                                                 ------------------------------------------------------        ------------------
                                                 ------------------------------------------------------        ------------------


The accompanying notes are an integral part of these consolidated financial statements.


                                      A-4

                            InterTAN, Inc.
                Consolidated Statements of Cash Flows

                                                                    Nine-month period
                                                                      ended March 31                 Year ended June 30
                                                                ---------------------------  -----------------------------------
                                                                ---------------------------  -----------------------------------
(In thousands, in U.S. dollars)                                     2004            2003        2003         2002         2001
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                                (Unaudited)
Cash flows from operating activities:
Net income                                                        $ 10,557         $ 9,002     $ 7,711    $ 13,568     $ 23,527
     Adjustments to reconcile net income to cash
         provided by operating activities:
             Depreciation                                            5,907           5,045       6,923       5,674        6,357
             Deferred income taxes                                     316               -         680         360         (801)
             Inventory adjustment                                        -               -           -       3,500            -
             (Gain) loss on disposal of subsidiary company               -               -           -         217       (4,101)
             Stock-based compensation                                  860             877       1,119       1,409        2,097
             Other                                                     284              36         115         (10)         111

Cash provided by (used in) assets and liabilities:
     Accounts receivable                                            (2,837)           (960)     (1,870)       (271)      (1,954)
     Inventories                                                     3,843          (1,281)       (671)      5,308          203
     Other current assets                                            3,448            (665)     (3,512)       (378)        (630)
     Accounts payable                                                  248           5,558       7,330      (6,980)      (1,601)
     Accrued expenses                                                4,294          (6,603)     (5,868)      5,468          346
     Income taxes payable                                            4,014          (5,968)     (6,588)    (15,993)      (4,721)
     Deferred service contract revenue                               1,424             688         654       1,325          422
     Deferred service contract costs                                  (400)            (82)       (316)       (254)        (434)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
             Net cash provided by operating activities              31,958           5,647       5,707      12,943       18,821
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
Additions to property and equipment                                 (5,726)         (4,779)     (6,438)    (14,550)     (12,891)
Proceeds from sales of property and equipment                           28              61          63         140          435
Effect of disposal of subsidiary companies on cash                       -               -           -           -       47,735
Other investing activities                                             655            (154)       (384)      1,504        1,329
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
             Net cash provided by (used in) investing activities    (5,043)         (4,872)     (6,759)    (12,906)      36,608
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
Short-term bank borrowings                                          19,784          47,796      47,796           -            -
Repayments of short-term bank borrowings                           (15,706)        (48,224)    (48,224)          -            -
Long-term bank indebtedness                                              -           6,803       7,421           -            -
Repayments of long-term bank indebtedness                           (1,491)              -           -           -            -
Proceeds from issuance of common stock
  to employee plans                                                    996             978       1,263       1,753        2,033
Proceeds from exercise of stock options                                211              43          72       3,401          950
Payment of obligation under capital leases                            (253)             11        (180)       (101)           -
Purchase of treasury stock                                          (5,716)        (12,233)    (12,233)    (75,882)     (15,529)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
             Net cash used in financing activities                  (2,175)         (4,826)     (4,085)    (70,829)     (12,546)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash                                635             267         760        (742)      (1,400)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash
   short-term investments                                           25,375          (3,784)     (4,377)    (71,534)      41,483
Cash and short-term investments, beginning of period                10,322          14,699      14,699      86,233       44,750
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Cash and short-term investments, end of period                    $ 35,697        $ 10,915    $ 10,322    $ 14,699     $ 86,233
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------

Supplemental disclosure of cash flow information
Cash paid during the period for:
     Interest                                                        $ 723           $ 750       $ 940       $ 378        $ 752
     Income taxes                                                 $ 10,164        $ 13,760    $ 14,319    $ 28,111     $ 23,858
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


                                      A-5



NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business and Summary of Significant Accounting Policies

Description of Business and Principles of Consolidation
InterTAN, Inc. (the "Company" or "InterTAN") is engaged in the sale of consumer electronics products primarily through company-operated retail stores and dealer outlets in Canada. The Company's retail operations are conducted through its wholly-owned subsidiary, InterTAN Canada Ltd., which operates in Canada under the trade name "RadioShack". The Company previously also had retail and dealer outlets in Australia, which were conducted through a wholly-owned subsidiary, InterTAN Australia Ltd. and operated under the "Tandy" name. The Australian subsidiary was sold effective April 2001. See Note 2 to the consolidated financial statements. The "RadioShack" and "Tandy" trade names are used under license from RadioShack Corporation ("RadioShack U.S.A."). See Note 5 to the consolidated financial statements. In addition, the Company has entered into an agreement in Canada with Rogers Wireless Inc. ("Rogers") to operate telecommunications stores under the Rogers Wireless banner (the "Rogers Wireless stores"). At March 31, 2004, 84 Rogers Wireless stores were in operation. The consolidated financial statements include the accounts of the Company, its Canadian subsidiary and, for fiscal year 2001, its former subsidiary in Australia. All material intercompany transactions, balances and profits have been eliminated.

Tender Offer
On March 30, 2004, the Company entered into a definitive agreement under which Circuit City Stores, Inc., ("Circuit City") will acquire InterTAN in a cash tender offer for US $14 per InterTAN common share. Under the terms of the agreement, Circuit City commenced a tender offer to acquire all outstanding shares of InterTAN common stock. The tender offer was conditioned upon at least a majority of the fully diluted shares being tendered. The tender offer closed on May 11, 2004, at which time approximately 95% of InterTAN's common stock had been tendered. Consequently, from that date forward, InterTAN will be a subsidiary of Circuit City. The tender offer was extended to May 14, 2004 and will be followed by a merger in which the holders of the remaining outstanding shares of InterTAN common stock will receive $14 per share in cash. The transaction is contingent upon customary closing conditions, including regulatory and other standard approvals.

Change of Year End
The fiscal year end of the Company has been June 30. On December 5, 2003, the Board of Directors approved a change in fiscal year end from June 30 to March 31 to better reflect the Company's operational business cycle. Accordingly, the current fiscal period of the Company only includes the nine months ended March 31, 2004.

Cash and Short-term Investments
Cash and short-term investments are defined as cash and short-term highly liquid deposits with maturity dates of less than 90 days.


                                      A-6


Accounts Receivable and Allowance for Doubtful Accounts
Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and their location in many different geographic areas of Canada. However, the Company does have some concentration of credit risk in the wireless telephone and direct-to-home satellite services industries. An allowance for doubtful accounts is provided when accounts are determined to be uncollectible. The allowance for doubtful accounts at March 31, 2004, June 30, 2003 and June 30, 2002 was $46,000, $105,000 and $26,000, respectively.

Inventories
Inventories are comprised primarily of finished merchandise and are stated at the lower of cost, based on the average cost method, or market value.

Property and Equipment
Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets using the straight-line method. Estimated useful lives are 40 years for buildings and range from three to twelve years for equipment, furniture and fixtures. Leasehold improvements are depreciated over the life of the lease or the useful life of the asset, whichever is shorter. Leases entered into by the Company, in which substantially all of the benefits and risks of ownership are transferred to the Company are recorded as capital leases and included in property and equipment and obligation under capital leases. All other leases are classified as operating leases under which leasing costs are expensed in the period in which they are incurred. The capital cost of vehicles acquired under capital leases, net of estimated residual values, is depreciated over the term of the lease.

Maintenance and repairs are charged to expense as incurred. Renewals and betterments, which materially prolong the useful lives of the assets, are capitalized. The cost and related accumulated depreciation of property and equipment retired or sold are removed from the accounts, and gains or losses are recognized in the consolidated statements of operations.

The Company reviews all long-lived assets (i.e., property and equipment) for impairment whenever events or changes in circumstances indicate that the net book value of the assets may not be recoverable. An impairment loss would be recognized if the sum of the expected future cash flows (undiscounted and before interest) from the use of the assets is less than the net book value of the assets. The amount of the impairment loss would generally be measured as the difference between the net book value of the assets and their estimated fair value.

Net Sales and Operating Revenues and Cost of Products Sold
Net sales and operating revenues include items related to normal business operations, including service contract revenue, cellular and satellite activation income, residual income, and sales-based volume rebates. Retail sales are recorded at the time of the sale to the customer. Service contract revenue is recognized rateably over the life of the contract. Cellular and satellite activation income is commission revenue received from carriers for obtaining their new customer, which is recognized as income when the product is sold, with an appropriate provision for contract cancellations. Residual income is participation income from suppliers, based on the customer's continued use of the carrier's network. Residual income is recognized monthly,


                                      A-7

based on the contractual percentage of each customer's monthly bill. Sales-based volume rebates are additional commission revenue which is recognized when service contract thresholds are achieved, either on a quarterly or on an annual basis. Purchase-based volume rebates are recognized when earned and are credited to cost of products sold or inventory, as appropriate.

Cost of products sold includes the purchase price of the product, including any customs duties, sales or import taxes and purchase fees or commissions. Cost of products sold also includes purchasing and receiving costs, inbound freight charges, inspection costs, warehousing costs and other costs of the Company's distribution system, including outbound freight to the Company's stores. The cost of transferring product between stores and the cost of returning product to the warehouse is included in selling, general and administrative expenses. These costs aggregated $764,000 for the nine-month period ended March 31, 2004 and $884,000, $747,000 and $782,000 during fiscal years ended June 30, 2003, 2002 and 2001, respectively. The amount for fiscal year 2001 excludes the Company's former subsidiary in Australia, which was sold in April 2001.

Selling, general and administrative expenses
Selling, general and administrative expenses include store-operating costs (inclusive of store occupancy costs), advertising, regional, district and head office administration expenses, and the amortization of direct selling expenses associated with deferred service contract revenue.

Advertising Costs
Advertising costs are expensed upon commencement of the related advertising program. During the nine-month period ended March 31, 2004 net advertising expense was $18,685,000. During fiscal years ended June 30, 2003, 2002 and 2001, net advertising expense was $20,314,000, $13,010,000 and $17,203,000, respectively. Prior to fiscal year 2003, allowances received from vendors for co-operative advertising programs were netted against total advertising costs. Upon adoption of a new accounting standard for vendor allowances during fiscal year 2003, such amounts are now treated as a reduction in the cost of products sold when the related product or service is sold, unless the amount represents a reimbursement of a specific, identifiable and incremental cost incurred to sell the vendor's products or services. See "Vendor Allowances." Vendor reimbursements that were treated as a reduction of selling, general and administrative expenses totalled $2,667,000 during the nine-month period ended March 31, 2004 and $2,570,000, $1,927,000 and $2,030,000 during fiscal years ended June 30, 2003, 2002 and 2001, respectively.

Translation of Foreign Currencies
The local currencies of the Company's foreign entities are the functional currencies of those entities. For reporting purposes, assets and liabilities are translated into U.S. dollars using the exchange rates in effect at the balance sheet date, income and expense items are translated using monthly average exchange rates. The effects of exchange rate changes on net assets located outside the United States are recorded in equity as part of "accumulated other comprehensive loss". Gains and losses from foreign currency transactions are included in the operations of each period.


                                      A-8


Comprehensive Income (Loss)
Comprehensive income (loss) is defined as the change in stockholders' equity during a period except those changes resulting from investments by owners and distributions to owners. For the Company, the components of comprehensive income
(loss) include net income or loss and the effects of exchange rate changes on net assets located outside the United States (foreign currency translation adjustments). For the nine-month period ended March 31, 2004, the foreign currency transaction gain was $2,943,000. For fiscal years ended June 30, 2003, 2002 and 2001, foreign currency translation gains (losses) were $11,119,000, ($115,000) and $12,454,000, respectively. The fiscal year 2001 amount includes an adjustment of $18,225,000 related to the reclassification of accumulated foreign currency translation losses to the net gain or loss on the sale of the Australian subsidiary.

Contract Management
At March 31, 2004, the Company had 508 company-operated stores in Canada, of which 80 were operated under "contract management" arrangements. Under the typical contract management arrangement, the store manager is not employed by the Company, but is under contract to operate the store on its behalf. The Company selects and supplies the store location (including lease payments and other fixed location charges) and also supplies leasehold improvements, fixtures and store inventory. The Company is also committed to provide supporting services, including advertising, insurance and training. The contract manager is responsible for the labor and overhead necessary to operate the store. The contract manager is also required to provide a cash deposit. In return for the service of operating the store, the contract manager receives compensation equal to approximately one-half of the store's gross profit. The contract manager program was used much more extensively in the Company's former subsidiary in Australia. At April 30, 2001, the effective date of sale of that subsidiary, the Company had 223 company-operated stores in Australia, of which 148 were operated under contract management arrangements.

The revenue, as well as the expenses paid by the Company, related to contract management stores is included in the consolidated statements of operations. The contract manager's compensation is included in selling, general and administrative expenses. Contract manager's deposits are included in the Other liabilities section of the consolidated balance sheets and amounted to $1,567,000 at March 31, 2004 and $1,419,000 and $1,049,000 at June 30, 2003 and
June 30, 2002, respectively.

Capitalized Financing Costs
Costs incurred in connection with the issuance of debt and renewal fees are capitalized and are amortized over the term of the respective debt. Amortization of these costs, which include underwriting, bank, legal and accounting fees, for the nine-month period ended March 31, 2004 was $123,000. Amortization of these costs, for fiscal years ended June 30, 2003, 2002 and 2001 was $100,000, $63,000 and $129,000, respectively. Unamortized balances at March 31, 2004, June 30, 2003 and June 30, 2002 were $550,000, $678,000 and $23,000, respectively.

Income Taxes
Income taxes are accounted for using the asset and liability method. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax


                                      A-9


consequences of temporary differences between the book amounts and tax basis of assets and liabilities. However, deferred tax assets are only recognized to the extent that it is more likely than not that the Company will realize the benefits of that deferred tax asset.

InterTAN generally considers the earnings of its foreign subsidiaries to be permanently reinvested for use in those operations and, consequently, deferred federal income taxes, net of applicable foreign tax credits, are not provided on the undistributed earnings of foreign subsidiaries which are to be so reinvested. If the earnings of the Company's Canadian subsidiary as of March 31, 2004 were remitted to the parent, approximately $109,540,000, subject to adjustment for deemed foreign taxes paid, would be included in the taxable income of the parent. By operations of tax statutes currently in effect, the Company would incur certain U.S. income taxes, including alternative minimum tax. Such remittances would also be subject to Canadian withholding tax (presently at a rate of 5%) for which there would likely be no U.S. tax relief.

Forward Exchange Contracts and Other Derivative Instruments
Foreign exchange contracts and other derivative instruments are measured at fair value and recognized in the consolidated balance sheets as either assets or liabilities, as the case may be. The treatment of changes in the fair value of a derivative (i.e., gains and losses) depends on its intended use and designation. Gains and losses on derivatives, designated as hedges against the cash flow effect of a future transaction are initially reported as a component of comprehensive income and, subsequently, reclassified into earnings when the transaction affects earnings. Gains and losses on derivatives designated as hedges against the foreign exchange exposure of a net investment in a foreign operation form part of the cumulative translation adjustment. Gains and losses on all other forms of derivatives are recognized in earnings in the period of change.

From time to time, the Company's Canadian subsidiary hedges certain commitments denominated in currencies other than the Canadian dollar through the purchase of forward contracts. Forward contracts are purchased only to cover specific commitments to purchase inventory for resale. For financial accounting purposes, FAS 133 does not permit the Company to designate these contracts as hedges. Accordingly, changes in the fair market value of these forward contracts are included in the Company's consolidated statements of operations. Gains and losses on contracts intended to mitigate the effects of exchange rate fluctuations on payables and debt denominated in currencies other than the functional currency of the debtor are also included in income in the periods the exchange rates change.

Earnings per Share
A basic earnings per share ("EPS") is calculated by dividing the net income or loss by the weighted average number of shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted.


                                      A-10


The following table reconciles the numerator and denominator used in the basic and diluted earnings per share calculations for the nine-month period ended March 31, 2004 and for the years ended June 30, 2003, 2002 and 2001:


                                Nine-month period ended March 31
(U.S.dollars in thousands,                     2004
expect for per share date     -----------------------------------
                               Income        Shares      Per Share
                             (Numerator)  (Denominator)   Amount
                             -----------------------------------
Income before cumulative
effect of accounting change   $ 10,557
                             =========

Basic EPS
Income available to
   common stockholders        $ 10,557       20,434        $0.52
                                         -----------    ========

Effect of Dilutive Securities
Stock options                        -          362
                             --------- ------------

Diluted EPS
Income available to
   common stockholders including
   assumed conversions        $ 10,557       20,796       $ 0.51
                            ==========    ==========    ========




                                                                       Year ended June 30
                         -----------------------------------------------------------------------------------------------------------
                         -----------------------------------------------------------------------------------------------------------
(U.S.dollars in thousands,               2003                                 2002                                 2001
 expect for per share data)
                         -----------------------------------  ------------------------------------ ---------------------------------

                           Income       Shares      Per Share   Income       Shares      Per Share   Income      Shares    Per Share
                         (Numerator)  (Denominator) Amount    (Numerator)  (Denominator)  Amount   (Numerator) (Denominator  Amount
                         -----------------------------------  ------------------------------------ ---------------------------------
                         -----------------------------------  ------------------------------------ ---------------------------------
Income before cumulative
effect of accounting change  $ 8,291                            $ 13,568                             $ 23,527
                         ============                         ===========                          ===========
                         ============                         ===========                          ===========

Basic EPS
Income available to
   common stockholders       $ 8,291       20,925     $0.40     $ 13,568        25,142     $ 0.54    $ 23,527      27,937     $ 0.84
                                      ------------  ========                             =========                          ========
                                      ------------  ========                             =========                          ========

Effect of Dilutive Securities
Stock options                 -               178                 -                468                 -              727
                         ------------ ------------            -----------  ------------            ----------- -----------
                         ------------ ------------            -----------  ------------            ----------- -----------

Diluted EPS
Income available to
   common stockholders including
   assumed conversions       $ 8,291       21,103    $ 0.39     $ 13,568        25,610     $ 0.53    $ 23,527      28,664     $ 0.82
                         ============ ============  ========  ===========  ============  ========= =========== ===========  ========


On March 31, 2004, the Company's directors and employees held options to purchase 1,116,210 common shares at prices ranging from $2.48 to $11.95 per share. During quarters one through three of the nine-month period ended March 31, 2004, all but 375,829, 357,589 and 109,364, respectively, of options then outstanding were included in the computation of diluted earnings per common share. These options were excluded because the option exercise price was greater than the average market price of the common stock during the particular quarter. The dilutive effect of the various options held by the Company's directors and employees in future periods will depend on the average market price of the Company's common stock during such periods.

Accounting for Stock-based Compensation
The Company measures the expense associated with its stock-based compensation using the intrinsic value method. Application of this method generally results in compensation expense equal to the quoted price of the shares granted at the date of grant under the option less the


                                      A-11


amount, if any, the director or employee is required to pay for the underlying shares. See Note 14.

In January 2003, the Financial Accounting Standards Board ("the FASB") issued Financial Accounting Standards ("FAS") No. 148 ("FAS 148") - "Accounting for Stock-Based Compensation - Transition and Disclosure". FAS 148 gives entities that elect to adopt the fair market value method of accounting for stock options granted to employees provided for in FAS 123 three alternative transitional accounting methods. In addition, the opportunity to apply the fair market value method only to options granted after the adoption of the standard will not be available for fiscal years beginning after December 31, 2003. FAS 148 also provides that certain pro forma and other information regarding stock options which is currently required only in an entity's annual financial statements will now be required in interim reports as well and will be required to be displayed more prominently. FAS 148 is effective for fiscal years ending after December 15, 2002 and for interim periods beginning after December 15, 2002. As indicated, the Company currently uses the intrinsic value method of accounting for compensation expense related to stock options granted to employees and directors and currently has no plans to change its method of accounting for such expense as contemplated in FAS 123 and FAS 148.

Because the Company uses the intrinsic value method of accounting for compensation expense related to stock options granted to employees and directors and because, with the exception of certain options granted to directors during fiscal year 1999, the exercise price of the stock options granted is equal to the market price of the common stock on the date of grant, compensation expense has typically not been recognized upon the grant of stock options. Had the Company adopted the fair value method of recognizing stock-based compensation, the estimated fair value of the options granted would have been amortized to compensation expense over the vesting period. Pro forma information is presented below for the nine-month period ended March 31, 2004 and for the fiscal years ended June 30, 2003, 2002 and 2001 as if the Company had adopted the fair value method:


                                                                        Nine-month
                                                                       period ended
                                                                         March 31                        Year ended June 30
                                                                                              -------------------------------------
                                                                                              -------------------------------------
(U.S. dollars, in thousands, except per share amounts)                     2004                     2003        2002         2001
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Net income as reported                                                        $ 10,557            $ 7,711    $ 13,568     $ 23,527
    Stock-based compensation expenses included
      in reported net income, net of related tax effects                             -                 57         256          227
    Total stock-based compensation expenses determined
      under fair value methods for all awards, net of related
      tax effects                                                                 (707)              (997)     (1,577)      (1,942)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Pro forma net income                                                           $ 9,850            $ 6,771    $ 12,247     $ 21,812
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

    Basic net income per common share, as reported                              $ 0.52             $ 0.37      $ 0.54       $ 0.84
    Basic net income per common share, pro forma                                $ 0.48             $ 0.32      $ 0.49       $ 0.78
    Diluted net income per common share, as reported                            $ 0.51             $ 0.36      $ 0.53       $ 0.82
    Diluted net income per common share, pro forma                              $ 0.47             $ 0.32      $ 0.48       $ 0.76

-----------------------------------------------------------------------------------------------------------------------------------


                                      A-12


For purposes of the pro forma information above, the fair value of each option granted in each period was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                                                                           June 30
                                                      March 31         ----------------------------------------------
                                                        2004              2003               2002               2001
----------------------------------------------------------------------------------------------------------------------

Risk-free interest rate                                 4.1%              3.6%               4.4%                5.6%
Expected dividend yield                                 0.0%              0.0%               0.0%                0.0%
Expected stock price volatility                         64.6%            63.7%              59.6%               54.1%
Expected life of stock options, in years                 7.0               7.0                7.0                 7.0

----------------------------------------------------------------------------------------------------------------------



The weighted average fair value of options granted during the nine-month period ended March 31, 2004 and fiscal years ended June 30, 2003, 2002 and 2001 using the model and assumptions described above was $5.96, $3.98, $5.21 and $6.73, respectively.

Vendor Allowances
During the fiscal year ended June 30, 2003, the Company changed its method of accounting for vendor allowances in accordance with Emerging Issues Task Force Consensus No. 02-16 ("EITF 02-16") - "Accounting by a Reseller for Cash Consideration Received from a Vendor". This standard requires that these allowances and certain other amounts received by resellers from vendors be treated as a reduction of the cost of inventory acquired from the vendor and recorded as a component of the cost of products sold when the related product or service is sold, unless the amount represents a reimbursement of a specific, identifiable and incremental cost incurred to sell the vendor's products or services. Previously, and in accordance with generally accepted accounting principles, the Company had recognized and recorded vendor allowances as a reduction of advertising expense included in selling, general and administrative expenses. The cumulative effect of the change in the method of accounting for vendor allowances resulted in an after-tax, non-cash charge to net income of $580,000 in the fiscal year ended June 30, 2003. The table below compares the effect during the fiscal years ended June 30, 2002 and 2001, on a pro forma basis as if the policy was in place during the years presented:


                                      A-13





                                                                            Year ended June 30
(U.S. dollars, in thousands, except per share amounts)                    2002              2001
------------------------------------------------------------------------------------------------------
As Reported
Net income                                                                  $13,568           $23,527
Basic net income per average common share                                      0.54              0.84
Diluted net income per average common share                                    0.53              0.82

Pro Forma
Net income                                                                  $13,634           $23,753
Basic net income per average common share                                      0.54              0.85
Diluted net income per average common share                                    0.53              0.83
------------------------------------------------------------------------------------------------------


New Accounting Standards
In January 2003, the FASB issued FASB Interpretation No. 46 ("FIN 46"), "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51," FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in an entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company does not have any ownership in any variable interest entities. The adoption of FIN 46 did not have a material impact on the Company's consolidated financial position or on its results of operations.

In April 2003,  the FASB issued  Financial  Accounting  Standards  No. 149 ("FAS
149") - "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". This statement amends FAS 133 by requiring that contracts with comparable characteristics be accounted for similarly and clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. FAS 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003 and must be applied prospectively. The adoption of FAS 149 did not have a material impact on the Company's consolidated financial statements.

In May 2003, the FASB issued Financial  Accounting Standards No. 150 ("FAS 150")
- "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". This statement established standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. FAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003 and must be applied prospectively by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim period of adoption. The adoption of FAS 150 did


                                      A-14

not have a material impact on its consolidated financial statements since it does not currently have any financial instruments with characteristics of both liabilities and equity.

Pervasiveness of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, related revenues and expenses, and disclosure of gain and loss contingencies at the date of the financial statements. Actual results could differ from those estimates.

Reclassifications
Certain previous year amounts have been reclassified to conform to the current-year presentation. This included reclassifying the current and non-current balances of deferred service contract costs, which had previously been netted against deferred service contract revenue, to assets. This reclassification has no impact on the consolidated statements of operations, stockholders' equity and cash flows.


2. (Gain) Loss on Disposal of Subsidiary Company

During the fourth quarter of fiscal year 2001, the Company sold its former subsidiary in Australia and recorded a gain of $4,101,000. The consolidated statements of operations and cash flows for the fiscal year ended June 30, 2001 include the results of the Australian subsidiary.

The gain on disposal reported in fiscal year 2001 was based on management's calculation of certain adjustments to be paid following completion of the sale. The purchaser has advised the Company that it disagrees with management's calculation of those adjustments and has commenced legal action in support of its claim. Management believes that its calculation of the adjustments is appropriate and that there are strong arguments against the position adopted by the purchaser. The Company is in the process of vigorously defending its position. The trial with respect to this matter concluded in April 2004 and the Court has reserved its judgement to a date to be determined by the Court. Should the purchaser prevail in this dispute, the Company would have an additional liability of approximately $3,063,000.

Under the terms of the sale agreement, during the nine-month period following the sale, which ended January 31, 2002, the Company indemnified the purchaser against any inaccuracies in the financial statements of the former Australian subsidiary as of the date of sale. Except as noted above, no claims were made under this indemnity within the prescribed time period. Layered on top of this indemnity was a two-year indemnity covering tax matters only which expired April 30, 2003. This indemnity had a limit of A$4,000,000 (approximately $3,063,000). No claims were made under this tax indemnity. In addition, the Company indemnified the purchaser against termination costs with respect to certain employees. One claim has been received under this indemnity for an amount of approximately $92,000. The time for making additional claims under this indemnity has now expired.


                                      A-15


United States federal tax and Australian withholding tax on the sale were approximately $600,000. Management believes there are authoritative arguments in support of the position that this transaction is exempt from Australian capital gains tax by virtue of the tax treaty between the United States and Australia, and, accordingly, no Australian tax was recorded with respect to the sale. However, there can be no assurance that the Australian tax authorities will not challenge this position. If Australian tax were to apply to the gain on sale, the Company would have an additional liability of approximately $9,954,000, which the Company would vigorously dispute.

During the fourth quarter of fiscal year 2002, the Company re-evaluated the collectibility of certain receivables relating to one of its divested businesses and recorded a charge of $217,000.

3. Restructuring Charges

During the first quarter of fiscal year 2002, the Company recorded a restructuring charge of $2,703,000, representing the cost of streamlining the Company's Corporate Office and integrating it with InterTAN's operating subsidiary, InterTAN Canada Ltd.

During the fourth quarter of fiscal year 2002, the Company announced a further restructuring of its merchandising and marketing groups to streamline the decision making process and to optimize responsiveness. In connection with this restructuring, the Company recorded a charge of $209,000 during the fourth quarter of fiscal year 2002.

The following is a summary of activity within the restructuring reserve for the nine-month period ended March 31, 2004 and for the fiscal years ended June 30, 2003 and 2002:


                                                   Balance                                        Balance
                                                   June 30    Provision                           June 30
(U.S. dollars in thousands)                          2001     Recorded            Paid              2002
---------------------------------------------------------------------------------------------------------

Professional fees and related expenses               $ -         $ 7               $ 7               $ -
Retirement, severance and other
    compensation costs                                 -       2,790             1,023             1,767
Other charges                                          -         115               115                 -
---------------------------------------------------------------------------------------------------------

                                                     $ -     $ 2,912           $ 1,145           $ 1,767
---------------------------------------------------------------------------------------------------------


                                       Balance                  Balance                 Balance
                                       June 30                  June 30                 March 31
(U.S. dollars in thousands)             2002         Paid        2003        Paid         2004
---------------------------------------------------------------------------------------------------

Retirement, severance and other
    compensation costs                   $ 1,767        $ 414     $ 1,353       $ 151      $ 1,202
---------------------------------------------------------------------------------------------------


                                      A-16


In conjunction with the restructuring during the first quarter of fiscal year 2002, the Company also expensed costs aggregating $510,000 incurred in connection with the study of various alternatives to enhance shareholder value. This amount has been included in selling, general and administrative expenses.

In conjunction with the restructuring during the fourth quarter of fiscal year 2002, the Company also recorded an inventory charge of $3,500,000 designed to expedite the acceleration of the Company's transition towards a merchandise strategy focused on higher growth, primarily digital products. This inventory adjustment was charged to cost of products sold.

4. Bank Debt

In December 2002 the Company's Canadian subsidiary entered in a new credit facility (the "Credit Facility") in the amount of C$85,000,000 (approximately $64,830,000 at March 31, 2004 exchange rates) with a major Canadian bank, replacing its then existing asset-backed facility which had been in place since December 1997. The Credit Facility consists of two revolving renewable facilities and a five-year non-revolving term facility.

The first one-year renewable revolving facility is for C$30,000,000 (approximately $22,880,000 at March 31, 2004 rates of exchange). This facility is intended for normal working capital requirements and is available throughout the year. The Credit Facility, as amended on September 15, 2003, provided that the amount that can be used for letters of credit was limited to C$5,000,000 during the fiscal year ended June 30, 2003 (approximately $3,814,000 at March 31, 2004 rates of exchange), increasing to C$14,000,000 and C$17,000,000 during fiscal years 2004 and 2005, respectively. Further increases of C$2,000,000 each were contemplated for fiscal years 2006 and 2007.

The second one-year renewable revolving facility is for C$45,000,000 (approximately $34,322,000 at March 31, 2004 rates of exchange). This facility is for seasonal working capital requirements and is available only during the annual period of September 1 to January 31. This facility cannot be used for letters of credit and must be repaid in full each January 31.

The one-year renewable revolving and seasonal revolving facilities were renegotiated and a loan amendment was signed in March 2004. The effect of the loan amendment was to increase the first one-year renewable revolving facility from C$30,000,000 to C$45,000,000 and to decrease the second renewable revolving facility from C$45,000,000 to C$20,000,000. In addition, the seasonal facility is now available only during the period August 1 to November 1, each calendar year. As a consequence, the aggregate amount of the Company's credit facility was reduced from C$85,000,000 to C$75,000,000 (approximately $57,203,000 at
March 31, 2004 rates of exchange). A subsequent amendment, effective, April 19, 2004, increased the amount that can be used for letters of credit under the first one-year renewable revolving facility to C$40,000,000, effective as of that date.

Advances under these revolving facilities are limited to a borrowing base calculation tied to the Company's accounts receivable and inventories. At March 31, 2004, no amounts were


                                      A-17


outstanding under either facility. The short-term bank borrowings of $4,116,000 at March 31, 2004 represent a book overdraft due to outstanding cheques. At March 31, 2004 $6,245,000 was committed in support of letters of credit. At March 31, 2004, C$36,800,000 (approximately $28,067,000 at March 31, 2004 rates of exchange) was available for use under these facilities.

The Credit Facility also includes a five-year non-revolving term facility in the amount of C$10,000,000 (approximately $7,627,000 at March 31, 2004 rates of exchange). This facility is intended for capital expenditures or the repurchase of the Company's common stock. In December 2002, the Company drew down on this facility in full to finance the seventh share repurchase program announced in October 2002. At March 31, 2004 C$8,000,000 (approximately $6,102,000 at March 31, 2004 rates of exchange) was outstanding under this facility. A repayment of C$2,000,000 (approximately $1,525,000 at March 31, 2004 rates of exchange) was made on December 15, 2003. Further repayments of C$2,000,000 are due on December 17, 2004 through December 17, 2007, inclusive.

The Credit Facility requires that the Company remain in compliance with certain financial ratios including the current ratio, fixed charge coverage ratio, tangible net worth and total adjusted debt to tangible net worth. The Company was in compliance with all of these covenants at March 31, 2004. Borrowing rates under the facility range from Canadian prime plus 0.50% to prime plus 1.5%, based on the Company's quarterly performance against predetermined fixed charge coverage ratios. Using the same criteria, the Company may borrow at Canadian bankers' acceptance and LIBOR rates plus from 1.50% to 2.5%. Letters of credit are charged at rates ranging from 1.5% per annum to 2.5% per annum, using the same performance criteria. Using the same fixed charge coverage test, a standby fee of 0.25% to 0.50% is payable on the unused portion of the revolving credit facilities at that time. The weighted average interest rate, including standby fees, for the year was 5.93%.

Security granted by InterTAN Canada Ltd. to secure its obligations under the Credit Facility include a demand debenture with a face value of C$125,000,000 ($95,338,000 at March 31, 2004 rates of exchange), general security agreement, charge/mortgage on real property owned by it and a general assignment of accounts receivable. The obligations of InterTAN Canada Ltd. are further secured by a guarantee issued by InterTAN, Inc. of all future indebtedness, liability and obligations now or in the future owing by it to lenders under the Credit Facility.

Arrangement fees incurred in establishing the Credit Facility, including professional fees and a loan origination fee were approximately C$1,000,000 (approximately $763,000 at March 31, 2004 exchange rates). These costs have been allocated between the revolving and non-revolving facilities. Costs aggregating C$290,000 (approximately $221,000 at March 31, 2004 rates of exchange) were allocated to the short-term facilities and the remaining C$710,000 (approximately $542,000 at March 31, 2004 rates of exchange) were allocated to the long-term facility and are amortized over the terms of the respective facilities. As a result of the change in control of the Company, discussed below, the unamortized costs were expensed subsequent to March 31, 2004.

A change in control of the Company is an event of default of the Credit Facility. Following the acquisition of control of the Company by Circuit City (See Note 1) the Company's bankers have


                                      A-18


waived such event of default for a sixty day period while the Company, its bankers, Circuit City and its bankers negotiate a new banking arrangement.


5. Merchandise, License and Advertising Agreements with RadioShack U.S.A.

The Company and RadioShack U.S.A. have entered into a Merchandise Agreement, a License Agreement and an Advertising Agreement (collectively, "the RadioShack agreements"), all of which expire June 30, 2010. The license agreement permits InterTAN to use the "RadioShack" trade name in Canada until June 30, 2010 and may be terminated with five years' prior written notice by either party. Prior to the sale of its Australian subsidiary, the Company also had the right to use the "Tandy" trade name in Australia. In the event a change in control of InterTAN, Inc. or any of its subsidiaries occurs, RadioShack U.S.A. may revoke the Merchandise Agreement and the License Agreement. In April 2001, the Company entered into an additional agreement with RadioShack U.S.A. (the "Amending Agreement"). Under the terms of the Amending Agreement, RadioShack U.S.A. agreed to enter into new license and merchandise agreements with InterTAN Australia Ltd. following the sale of that company in consideration of a payment by the Company of $6,000,000. The Amending Agreement also provides that in the event the Company subsequently consummates a transaction with a third party that results in the occurrence of an event of default under the License Agreement and such third party does not desire to use the "RadioShack" trade name, trade or service marks in Canada, the Company shall pay the sum of $22,500,000 to RadioShack U.S.A. In consideration therefore, RadioShack agreed that it will terminate the existing License and Merchandise Agreements as a result of such event of default only at the request of such third party. RadioShack U.S.A. further agrees that it will cooperate with the Company and such third party in effecting a transition by allowing a reasonable transition period for changing store signage and point-of-sale materials and the sell-through of existing inventory and merchandise on order. The Advertising Agreement entitles the Company to limited use of certain marketing materials, research and marks developed by or for RadioShack U.S.A. since January 1, 1994. The right to use any marks covered by the agreement are vested in the Company by being added to the license agreements described above. The fee payable to RadioShack U.S.A. under this agreement for calendar years 2002 and 2003 is $45,000. This fee increased to $55,000 for 2004 and subsequent years.

In consideration for the rights granted under the License Agreement, the Company is obliged to pay a royalty of 1.0% of consolidated sales using or deriving benefit from the use of the service marks or trade marks licensed under the agreement. During the nine-month period ended March 31, 2004, the Company paid RadioShack U.S.A. royalties totalling $3,341,000. During fiscal years ended June 30, 2003, 2002 and 2001, the Company paid RadioShack U.S.A. royalties totalling $3,600,000, $3,643,000 and $4,505,000, respectively. Pursuant to the terms of the Merchandise Agreement, the Company is obliged to use RadioShack U.S.A.'s export unit, RadioShack Global Sourcing Limited Partnership ("RSGS"), formerly RadioShack International Procurement Limited Partnership, as its exclusive exporter of products from the Far East through the term of the Merchandise Agreement for RadioShack branded product. In such connection, the Company must pay an annual purchasing agent/exporter fee to RSGS calculated by adding 0.2% of consolidated sales for each twelve-month period ended June 30 in excess of $400,000,000 to the base amount of $532,500 ($710,000 prior to the sale of InterTAN Australia


                                      A-19


Ltd.) and deducting from this certain credits the Company earns by purchasing products from RadioShack U.S.A. and RSGS. The Company paid RadioShack U.S.A. instalments in respect of these fees totalling $199,700 for the nine-month period ended March 31, 2004. The timing and amount of the final payment will depend on the resolution of the dispute with RadioShack U.S.A. The Company paid RadioShack U.S.A. fees totalling $481,000, $473,000 and $554,000 in respect of fiscal years ended June 30, 2003, 2002 and 2001, respectively, under this arrangement. During the nine-month period ended March 31, 2004 the Company's Canadian subsidiary purchased approximately 13.6% of its merchandise from RadioShack U.S.A. and RSGS. During fiscal years ended June 30, 2003, 2002 and 2001 the Company's Canadian subsidiary and, in the case of fiscal year 2001, its Australian subsidiary combined purchased approximately 9.5%, 11% and 14%, respectively, of their merchandise from those sources. The Company's purchase orders with RSGS must be supported, based on a formula set out in the Merchandise Agreement, by letters of credit issued by banks on behalf of InterTAN, by a surety bond, or backed by cash deposits. The Company has secured surety bond coverage from a major insurer in an amount not to exceed $2,000,000 as at March 31, 2004 and June 30, 2003 ($6,000,000 at June 30, 2002). At March
31, 2004 the Company had no amount on deposit with RSGS. At June 30, 2003 and 2002 the Company had $4,179,000 and $0, respectively, on deposit with RSGS.

In March 2004, RadioShack U.S.A. advised the Company that it was serving notice, in accordance with the RadioShack Agreements, that those agreements would expire on June 30, 2009, instead of June 30, 2010. In April 2004, RadioShack U.S.A. announced that it was terminating the RadioShack Agreements immediately because of an alleged breach of the Advertising Agreement, but subject to a six-month transition period pursuant to the License Agreement. Subsequently, RadioShack U.S.A. further announced that it was entitled under the terms of the Advertising Agreement to terminate that agreement as of December 31, 2004 and that the License Agreement and the Merchandise Agreement contained provisions that would result in termination of those agreements on the same date. RadioShack U.S.A. has also applied for an injunction in support of its position. The Company believes, with the exception of the announced termination of the agreements effective June 30, 2009, that the purported terminations are invalid and is vigorously contesting them.


6. Treasury Stock Repurchase Program

By June 30, 2003, the Company had completed seven previously announced share repurchase programs. In total, under all seven plans, 11,736,250 shares had been acquired by June 30, 2003 for total consideration of $122,278,904, or approximately $10.42 per share. On April 22, 2003, the Company announced an eighth stock repurchase program under which management is authorized, subject to regulatory approval and market conditions, to purchase up to 1,025,000 additional shares, approximately 5% of the Company's common shares then outstanding. Regulatory approval to proceed with this plan was received in July 2003. During the second quarter of the nine-month period ended March 31, 2004, 586,400 shares were acquired under the eighth plan at an aggregate cost of $5,715,437, or approximately $9.75 per share.


                                      A-20


7. Property and Equipment

Property and equipment at March 31, 2004, June 30, 2003 and June 30, 2002 are summarized as follows:


                                                        March 31        June 30         June 30
(U.S. dollars in thousands)                                 2004           2003            2002
------------------------------------------------------------------------------------------------

Land                                                       $ 301          $ 293           $ 260
Buildings                                                  5,686          5,532           4,915
Equipment, furniture and fixtures                         44,585         39,909          31,469
Leasehold improvements                                    29,969         27,934          22,811
------------------------------------------------------------------------------------------------
                                                          80,541         73,668          59,455

Less accumulated depreciation                             46,124         40,131          29,851

------------------------------------------------------------------------------------------------
Property and equipment, less
 accumulated depreciation                               $ 34,417       $ 33,537        $ 29,604
------------------------------------------------------------------------------------------------



Equipment, furniture and fixtures in the nine-month period ended March 31, 2004 and in the fiscal years ended June 30, 2003 and June 30, 2002 includes assets acquired under capital leases with an original capital cost of $1,061,000, $851,000 and $649,000, respectively. The accumulated depreciation related to capital leases was $178,000, $203,000 and $136,000 at March 31, 2004, June 30,
2003 and June 30, 2002, respectively. Also included in fiscal year 2002 are assets under construction in the amount of $5,974,000 which were not in use at June 30, 2002.

8. Accrued Expenses

Accrued expenses at March 31, 2004, June 30, 2003 and June 30, 2002 are summarized as follows:


                                               March 31             June 30            June 30
(U.S. dollars in thousands)                      2004                2003               2002
---------------------------------------------------------------------------------------------

Payroll and bonuses                           $ 7,509             $ 6,253            $ 4,917
Accrual for equipment,
    furniture and fixtures                          -                   -              3,430
Sales taxes                                     2,616               2,422              3,229
Other                                           9,735               6,615              7,869

---------------------------------------------------------------------------------------------
Accrued Expenses                             $ 19,860            $ 15,290           $ 19,445

---------------------------------------------------------------------------------------------

The accrual for equipment, furniture and fixtures for the fiscal year ended June 30, 2002 relates to the remaining amount due under contract on a capital project associated with the Company's distribution facility. Although this capital project had been substantially completed, it was still in the testing phase and was included in projects in progress. The amount due under contract had been accrued as these amounts had not been settled at June 30, 2002.


                                      A-21


9. Income Taxes

The components of the provisions for domestic and foreign income taxes are shown below:


                                            Nine-month
                                           period ended
                                             March 31                      Year ended June 30
                                                         ----------------------------------------------
(U.S. dollars in thousands)                    2004                 2003           2002           2001
-------------------------------------------------------------------------------------------------------

Current expense:
    United States                                $ 2,442           $ 650            $ -        $ 1,119
    Foreign                                       11,746           7,153         12,212         18,083
-------------------------------------------------------------------------------------------------------
                                                  14,188           7,803         12,212         19,202
Deferred (benefit) expense:
    United States                                    (42)            400              -              -
    Foreign                                          352             320            (38)          (801)
-------------------------------------------------------------------------------------------------------
Total income tax expense                        $ 14,498         $ 8,523       $ 12,174       $ 18,401
-------------------------------------------------------------------------------------------------------


The Company's income tax expense primarily represents Canadian income tax on the profits earned by its Canadian subsidiary. The provision for income taxes for the nine-month period ended March 31, 2004 includes a provision for Canadian taxes on a dividend distribution to the parent company and an amount of $2,400,000, representing management's estimate of the tax owing as a result of the conclusion of a long outstanding dispute with the Internal Revenue Service ("IRS"). The Company, on the advice of counsel, had believed that the outcome on this matter was favourable and accordingly, no loss provision had previously been recorded. In January 2004, the Company was advised that the United States Tax Court had issued a judgement in favour of the IRS. The Company has appealed the Tax Court decision to the Fifth Circuit Court of Appeal. The fiscal year ended June 30, 2001 provision included a special charge of $700,000 related to the settlement of outstanding issues with the Canadian and United States authorities as well as a provision of $581,000 relating to the sale of the Australian subsidiary. United States tax on the gain on sale was minimal because of the utilization of loss carry-forwards for which the deferred tax asset had a full valuation allowance. No provision for Australian taxes was made during the fiscal year ended June 30, 2001 because the Australian subsidiary had a pre-tax loss through the date of its sale.


                                      A-22


Components of the difference between income tax expense and the amount calculated by applying the U.S. statutory rate of 35% to income before income taxes are as follows:


                                                                     Nine-month
                                                                    period ended
                                                                      March 31                      Year ended June 30
                                                                                  -------------------------------------------
(U.S. dollars in thousands, except percents)                            2004                 2003           2002        2001
-----------------------------------------------------------------------------------------------------------------------------

Components of pre-tax income (loss):
    United States                                                        $ (4,554)       $ (1,647)      $ (2,177)    $ 4,401
    Foreign                                                                29,609          18,461         27,919      37,527

-----------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                 25,055          16,814         25,742      41,928
Statutory U.S. tax rate                                                       35%             35%            35%         35%
-----------------------------------------------------------------------------------------------------------------------------

Federal income tax expense at statutory rate                                8,769           5,885          9,010      14,675
Foreign tax rate differentials                                               (459)             24            592       1,365
Provincial income taxes, less foreign federal income
     tax benefit                                                            1,218             799          1,124       1,686
Withholding tax on receipt of dividend from foreign subsidiary                  -             250              -           -
Income tax dispute settlements                                              2,400               -              -         700
Adjustment to valuation allowance for deferred tax assets                     240         (10,981)           519      (7,988)
Adjustment to net operating losses                                            137           1,090         (1,755)          -
Reduction (increase) in Canadian statutory rates                              (99)             86            375       1,799
Utilization of available loss carryforwards                                     -               -              -       6,122
Deemed dividend on property held in the United States                       1,497          11,602          1,652           -
Non-deductible professional fees                                              547               -              -           -
Other, net                                                                    248            (232)           657          42

-----------------------------------------------------------------------------------------------------------------------------
Total income tax expense                                                 $ 14,498         $ 8,523       $ 12,174    $ 18,401
-----------------------------------------------------------------------------------------------------------------------------


                                      A-23


Deferred tax assets are comprised of the following at March 31, 2004:

Assets:
                                                                   March 31      June 30     June 30
              (U.S. dollars in thousands)                              2004         2003        2002
              ---------------------------------------------------------------------------------------

              Depreciation                                              $ -        $ 321       $ 519
              Deferred service contracts                              5,201        4,529       4,008
              Loss carryforwards                                     12,782       12,596      23,505
              Other                                                   2,369        3,154       2,894

              ---------------------------------------------------------------------------------------
                                                                     20,352       20,600      30,926

              Valuation allowance                                   (15,303)     (15,339)    (25,972)

              ---------------------------------------------------------------------------------------
              Deferred tax asset                                    $ 5,049      $ 5,261     $ 4,954

              ---------------------------------------------------------------------------------------
              The net deferred tax asset is
                  classified as follows:
                   Current                                          $ 1,342      $ 1,306     $ 1,374
                   Long-term                                          3,707        3,955       3,580

              ---------------------------------------------------------------------------------------
              Deferred tax asset                                    $ 5,049      $ 5,261     $ 4,954

              ---------------------------------------------------------------------------------------

Liabilities:

              (U.S. dollars in thousands)                              2004         2003        2002
              ---------------------------------------------------------------------------------------

              Portion of undistributed earnings of foreign
              subsidiary not permanently reinvested                   $ 358        $ 400         $ -

              ---------------------------------------------------------------------------------------
              Deferred tax liability                                  $ 358        $ 400         $ -

              ---------------------------------------------------------------------------------------
              The deferred tax liability is
                 classified as follows:
                 Current                                              $ 358        $ 400         $ -
                 Long-term                                                -            -           -
              ---------------------------------------------------------------------------------------
              Deferred tax liability                                  $ 358        $ 400         $ -

              ---------------------------------------------------------------------------------------

The reduction in the valuation allowance of approximately $10,600,000 in the fiscal year ended June 30, 2003 primarily relates to the utilization of net operating loss carry-forwards in the United States as a result of deemed dividends related to the Company's stock repurchase program. The Company regularly assesses the future tax benefit which might be derived from the Company's deferred tax assets. In assessing the future benefit which might be derived from these deferred tax assets, the Company considers its recent operating history and financial condition within each separate tax jurisdiction.


                                      A-24


In the United States, the Company has net operating loss carry-forwards for tax purposes of approximately $18,700,000. These loss carry-forwards will expire between 2013 and 2020. Also in the United States, the Company has alternative minimum tax credits of approximately $2,000,000. These tax credits may be carried forward indefinitely and can be used in future years to reduce income taxes payable. In Canada, the Company has a net capital loss carry forward from the sale of its Australian and United Kingdom subsidiaries of approximately $17,707,000. These losses may be carried forward indefinitely, but may only be applied against capital gains.

During the fiscal years ended June 30, 1999 and 2001, the Company reached agreements with the Canadian tax authorities, settling substantially all of its remaining outstanding Canadian tax issues related to the 1987 and 1988 taxation years. In October 2002, a payment of approximately $7,300,000 was made in satisfaction of a significant portion of these issues. Management estimates that its liability with respect to these remaining issues is approximately $723,000. Management further believes that it has a provision recorded sufficient to pay the estimated liability resulting from these issues; however, the amount ultimately paid could differ from management's estimate.


10.Product Warranties

Products sold in the Company's stores typically carry a one-year warranty covered by the product manufacturer. Accordingly, the Company does not provide for the expected warranty costs. The Company also offers extended warranty plans to its customers. These contracts extend the warranty period beyond the original warranty period provided by the manufacturer and provide enhanced benefits. The term of these contracts, including the original warranty period, is typically three years. As the Company is the primary obligor on these contracts, all revenue on the sale of extended warranty plans is deferred and is amortized on a straight-line basis, over the term of the contract. The Company has certain recourse for a portion of the obligation against the manufacturer during the one-year warranty period covered by such manufacturer. The Company pays its sales associates a specific commission on the sale of extended warranty plans. These costs are also deferred and expensed rateably over the term of the contracts. Actual warranty costs are expensed as incurred. The following is a summary of the activity in the deferred revenue and deferred charge accounts during the nine-month period ended March 31, 2004 and fiscal years ended June 30, 2003 and June 30, 2002:


                                      A-25


                                                                  Year ended June 30, 2002
-----------------------------------------------------------------------------------------------------------------------
                                        Balance                           Amortized         Foreign         Balance
                                        June 30                              to            Currency         June 30
(U.S. dollars, in thousands)              2001           Additions         Income           Effects           2002
-----------------------------------------------------------------------------------------------------------------------

Deferred revenue                          $ 11,997          $ 9,115         $ (7,835)            $ 40         $ 13,317

Deferred costs                              (1,891)          (1,434)           1,214               (5)          (2,116)
-----------------------------------------------------------------------------------------------------------------------

                                          $ 10,106          $ 7,681         $ (6,621)            $ 35         $ 11,201
-----------------------------------------------------------------------------------------------------------------------


                                                                  Year ended June 30, 2003
-----------------------------------------------------------------------------------------------------------------------

                                        Balance                          Amortized         Foreign          Balance
                                        June 30                             to            Currency          June 30
(U.S. dollars, in thousands)              2002          Additions         Income           Effects            2003
-----------------------------------------------------------------------------------------------------------------------

Deferred revenue                          $ 13,317          $ 9,850        $ (9,127)         $ 1,686          $ 15,726

Deferred costs                              (2,116)          (1,499)          1,449             (273)           (2,439)
-----------------------------------------------------------------------------------------------------------------------

                                          $ 11,201          $ 8,351        $ (7,678)         $ 1,413          $ 13,287
-----------------------------------------------------------------------------------------------------------------------



                                                          Nine-month period ended March 31, 2004
-----------------------------------------------------------------------------------------------------------------------
                                        Balance                          Amortized         Foreign          Balance
                                        June 30                             to            Currency          March 31
(U.S. dollars, in thousands)              2003          Additions         Income           Effects            2004
-----------------------------------------------------------------------------------------------------------------------

Deferred revenue                          $ 15,726          $ 9,706        $ (8,301)           $ 480          $ 17,611

Deferred costs                              (2,439)          (1,650)          1,318              (73)           (2,844)
-----------------------------------------------------------------------------------------------------------------------

                                          $ 13,287          $ 8,056        $ (6,983)           $ 407          $ 14,767
-----------------------------------------------------------------------------------------------------------------------


11.Commitments and Contingencies

The Company leases virtually all of its retail space under operating leases with terms ranging from one to fifteen years. Leases are normally based on a minimum rent plus a percentage of store sales in excess of a stipulated base. The remainder of InterTAN's store leases generally provide for fixed monthly rent adjusted periodically using inflation indices and rent reviews.

For the nine-month period ended March 31, 2004, minimum rents, including immaterial contingent rents and sublease rental income, were $14,409,000. In the fiscal years ended June 30, 2003, 2002 and 2001, minimum rents, including immaterial contingent rents and sublease rental income, were $15,454,000, $13,585,000 and $20,293,000, respectively. Future minimum rent commitments at March 31, 2004 for all long-term non-cancellable leases (net of immaterial sublease rent income) are as follows:


                                      A-26


(U.S. dollars in thousands)
---------------------------------------------------------------------------

2005                                                              $ 15,646
2006                                                                14,500
2007                                                                13,266
2008                                                                12,440
2009                                                                11,703
2010 and thereafter                                                 67,556

---------------------------------------------------------------------------


The Company leases its automobile fleet under capital leases with terms of up to five years. The Company guarantees the residual value of the automobiles at the end of the lease or in the event of the early termination of the contract. The following is a schedule, by year, of the future minimum obligations under these capital leases, together with the balance of the obligation at March 31, 2004:


    (U.S. dollars in thousands)
    -------------------------------------------------------------

           2005                                            $ 320
           2006                                              497
           2007                                              122
           2008                                               18
    -------------------------------------------------------------

    Total minimum lease payment                              957
    Less imputed interest                                    (92)
    -------------------------------------------------------------

    Balance of the obligation March 31, 2004                 865
    Less current portion                                    (287)
    -------------------------------------------------------------

    Non-current portion                                    $ 578
    -------------------------------------------------------------


Interest is calculated monthly at the lessor's cost to issue one-month commercial paper plus 40 basis points. Interest in the above schedule was calculated at 4.4%, the rate in effect at March 31, 2004.

In connection with the sale of its former United Kingdom subsidiary during fiscal year 1999, the Company remains contingently liable as guarantor of certain leases of InterTAN U.K. Limited. At March 31, 2004 the remaining lease obligation assumed by the purchaser and guaranteed by the Company was approximately $13,500,000 and the average remaining life of such leases was approximately four years. No claims have been received from landlords in respect of this obligation. If the purchaser were to default on the lease obligations, management believes the Company could reduce the exposure through assignment, subletting and other means. The Company has obtained an indemnity from the purchaser for an amount equal to management's best estimate of the Company's potential exposure under these guarantees. At March 31, 2004, the amount of this indemnity was (pound)3,000,000 (approximately $5,531,000 at the March 31, 2004


                                      A-27


rate of exchange.) The amount of this indemnity declines over time as the Company's risk diminishes. It will be reduced to (pound)2,000,000 in January 2005 and by a further (pound)1,000,000 in January 2006 and will be reduced to zero in January 2007.

During fiscal year 2002, the Company entered into a contract under which it is obligated to spend approximately C$40,000,000 (approximately $30,508,000 at March 31, 2004 rates of exchange) in advertising over a five-year period. At March 31, 2004 the remaining commitment under this contract was approximately C$15,600,000 (approximately $11,898,000 at March 31, 2004 rates of exchange).

Apart from the matters described above and in Notes 2, 5 and 9, there are no pending legal proceedings or claims other than non-material routine litigation incidental to the Company's business to which the Company or any of its subsidiaries is a party or to which any of their property is subject.

12.Financial Instruments

Other than debt instruments, management believes that the book value of the Company's financial instruments recorded on the balance sheet approximates their estimated fair value based on their nature and generally short maturity; such instruments include cash and short-term investments, accounts receivable, deposits, short-term bank borrowings, accounts payable, accrued expenses, long-term bank indebtedness-current portion and obligation under capital leases-current portion. At March 31, 2004, the Company had long-term debt instruments outstanding in the amount of $5,154,000. At June 30, 2003 and June 30, 2002, the Company had long-term debt instruments outstanding in the amount of $6,369,000 and $384,000, respectively. The carrying value of these obligations approximated their fair value.

The Company enters into foreign exchange contracts to hedge against exchange rate fluctuations on certain debts, payables and open inventory purchase orders denominated in currencies other than the functional currency of the issuing entity. All foreign exchange contracts are written with major international financial institutions. Except for the opportunity cost of future currency values being more favourable than anticipated, the Company's risk in those transactions is limited to the cost of replacing the contracts at current market rates in the event of non-performance by the counterparties. The Company believes its risk of counterparty non-performance is remote, and any losses incurred would not be material. At March 31, 2004, the Company had no foreign exchange contracts outstanding. At June 30, 2003 and June 30, 2002, the Company had approximately $6,000,000 and $2,000,000, respectively, of foreign exchange contracts outstanding with a market value of approximately $(551,000) and $0, respectively. Maturity on these contracts outstanding at June 30, 2003 was less than 60 days from the fiscal year end. For financial accounting purposes, under FAS 133, the Company did not designate these contracts as hedges. Accordingly, changes in the fair market value of these forward contracts were included in the Company's consolidated statements of operations.

13.Employee Benefit Plans


                                      A-28


The InterTAN, Inc. Group Registered Retirement Savings Plan is available to all employees of InterTAN, Inc. who have completed at least 60 days of service. Eligible employees may contribute up to 4% of their salary to a maximum of one-half of the maximum annual contribution allowable under Canadian law (currently C$7,250 or approximately $5,500 at March 31, 2004 rates of exchange). The Company matches the employee's contribution.

Effective July 1, 2002, the Company amended its Stock Purchase Plan. All employees who hold the position of manager or higher for a period of at least 18 months may now contribute up to 8% of annual compensation, which contribution is matched dollar for dollar by the Company. Shares of InterTAN, Inc. common stock are provided to the plan either by periodic purchases on the open market or by the Company issuing new shares. As a result of the March 30, 2004 agreement under which Circuit City offered to buy all outstanding shares of InterTAN, Inc. common stock, the Stock Purchase Plan was suspended effective March 31, 2004. All participants in the plan at March 31, 2004 now receive the matching company contribution in cash.

Also effective July 1, 2002, the InterTAN Canada Group Registered Retirement Savings Plan was created. Full time and qualifying part time employees with at least 12 months service may join the plan and contribute up to 3% of annual compensation. Employee contributions are matched dollar for dollar by the Company. Both employee and employer contributions are invested in a broad range of investment options. After membership in the plan for 12 months, the employee may elect to contribute up to an additional 2% of compensation to the plan, which contribution is also matched dollar for dollar by the Company. Such additional contributions will be invested in a unitized stock fund investing in InterTAN, Inc. common stock. Any member of the existing Stock Purchase Plan who joins the Group Registered Retirement Savings Plan must withdraw from the Stock Purchase Plan, in which case the 12 month qualifying periods described above are waived. All contributions to the unitized stock fund were suspended effective March 31, 2004 as a result of the Circuit City agreement. All employee and matching contributions made subsequent to March 31, 2004 are redirected into a money market fund until such time as a new investment option can be investigated and arranged.

The Company's former Stock Purchase Plan was available to most employees. Each participant could contribute from 1% to 10% of annual compensation. The Company matched from 40% to 80% of the employee's contribution depending on the length of the employee's participation in the program. Shares were provided to the plan either by periodic purchases on the open market or by the Company issuing new shares. Membership in this plan was frozen effective June 30, 2002. Existing members were grandfathered into the new plan.

Under the InterTAN Canada Ltd. Employee Savings Plan (the "Savings Plan"), a participating employee could contribute 5% of annual compensation into the plan. The Company matched 80% of the employee's contribution. An employee could also elect to contribute an additional 5% of annual compensation to the plan, which is not matched by the employer. The Company's contributions fully vested at the end of each calendar quarter. An Administrative Committee appointed by the Company's Board of Directors directed the investment of the plan's assets, a significant portion of which were invested in InterTAN, Inc. common stock. The Savings Plan



                                      A-29

was terminated effective June 30, 2002. Plan assets were distributed to members during the first quarter of fiscal year ended June 30, 2003.

The aggregate cost of these plans, included in other selling, general and administration expenses, was $1,545,000 in the nine-month period ended March 31, 2004 and $1,707,000, $1,337,000 and $1,382,000 in the fiscal years ended June
30, 2003, 2002 and 2001, respectively.


14.Stock Option Plans

In 1986 and 1996, the Company adopted employee stock option plans (the "1986 Stock Option Plan" and the "1996 Stock Option Plan") under which the Organization and Compensation Committee of the Board of Directors may grant options to key management employees to purchase up to an aggregate of 1,200,000 and 2,250,000 shares, respectively, of the Company's common stock. Incentive options granted under these plans are exercisable on a cumulative basis equal to one-third for each year outstanding; unless otherwise specified by the Committee, non-statutory options issued under the plans are exercisable on a cumulative basis equal to 20% for each year outstanding. Upon death or disability of an optionee, all options then held become immediately exercisable for one year, and upon retirement, at age 50 or older, the Committee may accelerate the dates at which the outstanding options may be exercised. Options under these plans generally expire ten years after the date of grant. The exercise price of the options granted is determined by the Committee, but cannot be less than 100% of the market price of the common stock at the date of grant.

At March 31, 2004, options to purchase 3,000 shares were outstanding under the 1986 Stock Option Plan. While options outstanding under this plan will remain in force until they are exercised, cancelled or expire, no further options may be granted. At March 31, 2004, options to purchase 918,210 shares were outstanding under the 1996 Stock Option Plan and 513,322 options were available for future grant. During fiscal year ended June 30, 2001, the Company accelerated the vesting of approximately 138,000 options held by senior employees of InterTAN Australia Ltd. and recorded compensation expense of $556,000.

In 1991, the Company adopted the Non-Employee Director Stock Option Plan (the "1991 Director Plan") under which each non-employee director was granted an option, exercisable immediately, to purchase 37,500 shares of the Company's common stock. Upon election, all new non-employee directors are granted an option to purchase 37,500 shares of the Company's common stock. Options granted under the 1991 Director Plan are exercisable at a price equal to 100% of the market price of the common stock at the date of grant. The options generally expire ten years after the date of grant unless the optionee ceases to be a non-employee director, in which case the options expire one year after the date of cessation. Common stock issued under the 1991 Director Plan cannot exceed 300,000 shares. At March 31, 2004, options to purchase 75,000 shares were outstanding under the 1991 Director Plan and 37,500 options were available for future grant.

In June, 1999, the Company adopted a plan which would grant additional options to purchase common stock to each non-employee director (such options are collectively referred to as "the


                                      A-30


1999 Director Plan"). Under the 1999 Director Plan, each non-employee director was granted an option to purchase 30,000 shares of the Company's common stock at an exercise price of $10.50 per share. Options granted under this plan are exercisable on a cumulative basis equal to one-fourth per year on the date fixed for the Company's annual meeting of stockholders, commencing with the 1999 meeting which was held in November, 1999. At March 31, 2004 there were 120,000 options outstanding under the 1999 Director Plan. The options generally expire ten years after the date of grant unless the optionee ceases to be a non-employee director, in which case the options expire one year after the date of cessation. Under this plan, the Company recognized total compensation expense of $910,000, with amortization completed during fiscal year 2003. Compensation expense of $57,000, $256,000, and $227,000 was recognized during fiscal years ended June 30, 2003, 2002 and 2001, respectively. Approximately $102,000 of the fiscal year ended June 30, 2002 amount was included in the restructuring charge recorded during the first quarter.

On May 11, 2004, as a result of the acquisition of the Company by Circuit City (See Note 1) all conditions and restrictions with respect to options to purchase Common Shares under the Company's 1986 and 1996 Stock Option Plans and the 1991 Director Plan, including limitations on exercisability and vesting, immediately lapsed and all outstanding options became exercisable.

In June, 1999, the Company granted a total of 56,250 shares of restricted stock awards to two executive officers and the managing directors of the Company's Canadian and Australian subsidiaries. On the date of grant, the market value of these restricted stock awards totalled $590,625. These shares were to vest equally over a three-year period provided the Company's consolidated operating income in a particular year increases by at least 15%. If operating income growth for a particular year were less than 15% but more than 10%, then one-fifth of the annual amount was to vest for each percentage point of growth over 10%. If operating income growth for a year was less than 10%, the restricted stock for that year would not vest. However, if cumulative compounded annual consolidated operating income grew by 15% per annum over the three-year period, then any restricted stock not previously vested would vest in its entirety. These restricted stock awards, which expired at the end of fiscal year ended June 30, 2002, did not result in any compensation expense being recognized during fiscal years ended June 30, 2002 and 2001. No such restricted stock awards were in effect during the nine-month period ended March 31, 2004 and the fiscal year ended June 30, 2003.

The Company had established an incentive stock award plan for approximately 700 store managers. Under this plan, managers who achieved certain profit improvement targets in their respective stores during fiscal years ended June 30, 2000 and 2001 each received up to 150 shares of the Company's common stock. Compensation expense of $100,000 relating to this plan was recognized during fiscal year ended June 30, 2001. No such plan was in effect during the nine-month period ended March 31, 2004 and the fiscal years ended June 30, 2003 and June 30, 2002.

A summary of transactions relating to the stock plans is summarized in the following tables:


                                      A-31



                                           March 31                                               June 30
                                                              ----------------------------------------------------------------------
                                            2004                       2003                       2002                2001
------------------------------------------------------------------------------------------------------------------------------------
                                                   Weighted                    Weighted               Weighted             Weighted
                                                   Average                     Average                Average               Average
                                                   Exercise                    Exercise               Exercise             Exercise
                                     Options        Price        Options        Price        Options   Price     Options    Price
(in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------------------------

Outstanding at beginning of period    1,175,722       $ 7.09    1,110,996       $ 7.84   1,532,445   $ 7.22    1,998,705    $ 6.74
Granted                                   1,842       $ 9.00      259,925       $ 6.14     264,222   $ 8.11       33,498    $10.87
Exercised                               (41,700)      $ 5.05      (16,000)      $ 4.51    (598,420)  $ 6.08     (445,824)   $ 5.17
Forfeited                               (19,654)      $ 9.20     (179,199)      $10.53     (87,251)  $ 9.79      (53,934)   $ 8.78
-----------------------------------------------------------------------------------------------------------------------------------

Outstanding at end of period          1,116,210       $ 7.12    1,175,722       $ 7.09   1,110,996   $ 7.84    1,532,445    $ 7.22

-----------------------------------------------------------------------------------------------------------------------------------

Exercisable at end of period            776,790       $ 7.39      788,497       $ 7.27     789,891   $ 7.37    1,148,423    $ 6.46

-----------------------------------------------------------------------------------------------------------------------------------


Fixed Price Stock Options

                              Options          Weighted           Weighted          Options              Weighted
                            Outstanding         Average           Average         Exercisable             Average
  Range of Exercise             at             Remaining          Exercise            at                 Exercise
        Prices            March 31, 2004     Life (years)          Price        March 31, 2004             Price
--------------------------------------------------------------------------------------------------------------------
$2.48                                 37,500          3.25            $ 2.48                37,500           $ 2.48
$3.54 - $3.96                        282,250          4.04            $ 3.68               282,250           $ 3.68
$4.00 - $6.07                        259,800          8.83            $ 6.03                12,000           $ 5.20
$7.10 - $8.95                        183,686          7.44            $ 7.81                96,004           $ 7.84
$9.00 - $11.95                       352,974          5.65           $ 10.86               349,036          $ 10.88
--------------------------------------------------------------------------------------------------------------------
                                   1,116,210          6.20            $ 7.12               776,790           $ 7.39

--------------------------------------------------------------------------------------------------------------------


15.Preferred Stock Purchase Rights

Effective September 20, 1999, the Board of Directors adopted a shareholder rights plan. Pursuant to the terms of this plan, the Company declared a dividend of one right ("Right") on each share of Common Stock of the Company. Each Right entitles the holder to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock, no par value per share, of the Company at an exercise price of $56.67. The Rights are not currently exercisable and will become exercisable ten days after a person or group acquires beneficial ownership of 15% or more of the Company's outstanding common stock or announces a tender offer or exchange offer the consummation of which would result in beneficial ownership by a person or group of 15% or more of the outstanding common stock. The Rights are subject to redemption by the Company for $0.01 per Right at any time prior to the tenth day after the first public announcement of the acquisition by a person or group of beneficial ownership of 15% or more of the Company's common stock. In addition, the Board of Directors is authorized to amend the Rights plan at any time before the Rights become exercisable.

If a person or group acquires beneficial ownership of 15% or more of the Company's Common Stock and the Rights are then exercisable, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, a number of the Company's shares of Common Stock having a market value of twice such price. In addition, if InterTAN is acquired in a merger or other business combination transaction after a person has acquired beneficial ownership of 15% or more of the Company's Common Stock and


                                      A-32


the Rights are then exercisable, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's shares of common stock having a market value of twice such price. Following the acquisition by a person or group of beneficial ownership of 15% or more of the Company's Common Stock and prior to an acquisition of beneficial ownership of 50% or more of the Company's Common Stock, the Board of Directors may exchange the Rights (other than Rights owned by such person or group, which will have become null and non-transferable), in whole or in part, at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of Preferred Stock) per Right. The Rights under this plan will expire on September 20, 2009.

In March 2004, the Rights Agreement was amended to provide that the Rights would not become exercisable as a result of an acquisition of the Company's common stock by Circuit City (See "Note 1"). The amendment also provided for the termination of the Rights Agreement should Circuit City acquire more than 50% of the Company's common stock pursuant to the tender offer. Accordingly, the Rights Agreement was terminated effective May 11, 2004.

16.Battery Plus Acquisition

In April 2002, the Company completed the acquisition of selected assets of Battery Plus, a retailer of batteries and specialty consumer electronic products, including 42 retail locations. The costs of the assets acquired was approximately $3,000,000, which included inventory valued at approximately $1,800,000. This acquisition did not have a material effect on the Company's financial position, results of operations or cash flows.

17.Segment Reporting Disclosures

The Company was traditionally managed along geographic lines, with its Corporate Headquarters also treated as a separate business unit. Following the sale of the Company's former subsidiary in Australia during the fourth quarter of fiscal year ended June 30, 2001, the Company undertook a restructuring program to streamline its operations and integrate its former Corporate Headquarters with its Canadian subsidiary. Accordingly, the Company now has only one business segment, referred to herein as "Canada", the "Canadian subsidiary" or "RadioShack Canada". Transactions between segments during prior periods were not common and were not material to the segment information.

Summarized in the table below are the net sales and operating revenues, depreciation, operating income (loss), assets and capital expenditures for the Company's reportable segments for the nine-month period ended March 31, 2004 and for the fiscal years ended June 30, 2003, 2002 and 2001:


                                      A-33


                                                    Nine-month period
                                                      ended March 31                       Year ended June 30
                                                                         -------------------------------------------------------
(US dollars, in thousands)                             2004                   2003                2002                2001
--------------------------------------------------------------------------------------------------------------------------------
Net sales and operating revenues:
     Canada                                             $ 378,062             $ 403,052           $ 393,809           $ 382,353
     Australia                                                  -                     -                   -              86,403   3

--------------------------------------------------------------------------------------------------------------------------------
                                                        $ 378,062             $ 403,052           $ 393,809           $ 468,756
--------------------------------------------------------------------------------------------------------------------------------

Depreciation:
     Canada                                               $ 5,907               $ 6,923             $ 5,674             $ 5,029
     Australia                                                  -                     -                   -               1,246   3
     Corporate Headquarters                                     -                     -    1              -    1             82

--------------------------------------------------------------------------------------------------------------------------------
                                                          $ 5,907               $ 6,923             $ 5,674             $ 6,357
--------------------------------------------------------------------------------------------------------------------------------

Operating income (loss):
     Canada                                              $ 25,543              $ 19,645            $ 24,660      2     $ 41,503
     Australia                                                  -                     -                   -               4,087   3
     Corporate Headquarters expenses                            -                     -      1            -      1       (4,173)
--------------------------------------------------------------------------------------------------------------------------------
Operating income                                           25,543                19,645              24,660              41,417
Foreign currency transaction gains (losses)                  (100)               (2,112)                 41                (353)
Interest income                                               300                   299               1,444               1,737
Interest expense                                             (688)               (1,018)               (403)               (873)
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes and
    cumulative effect of accounting change               $ 25,055              $ 16,814            $ 25,742            $ 41,928
--------------------------------------------------------------------------------------------------------------------------------

Assets:
     Canada                                             $ 191,084             $ 166,329           $ 147,218           $ 163,016
     Australia                                                  -                     -                   -                   -   3
     Corporate Headquarters                                     -                     -      1            -      1       52,514

--------------------------------------------------------------------------------------------------------------------------------
                                                        $ 191,084             $ 166,329           $ 147,218           $ 215,530
--------------------------------------------------------------------------------------------------------------------------------

Capital expenditures:
     Canada                                               $ 5,726               $ 6,438            $ 14,550            $ 10,258
     Australia                                                  -                     -                   -               2,626   3
     Corporate Headquarters                                     -                     -      1            -      1            7

--------------------------------------------------------------------------------------------------------------------------------
                                                          $ 5,726               $ 6,438            $ 14,550            $ 12,891
--------------------------------------------------------------------------------------------------------------------------------



1 During fiscal year 2002, the Company's former Corporate Headquarters unit was integrated with its Canadian subsidiary.

2 Includes a charge of $217,000 relating to one of the Company's divested operations.

3 The Company sold its Australian subsidiary as of April 30, 2001 and recognized a gain of $4,101,000. Accordingly, the Company's 2001 results in Australia reflect ten months of operation and the gain on sale.


                                      A-34


18.Quarterly Data (Unaudited)


($ in thousands, in U.S. dollars,except per share data)

Quarter                                                              1st           2nd            3rd
-----------------------------------------------------------------------------------------------------------

Nine-month period ended March 31, 2004

Net sales and operating revenues                                    $ 106,459      $ 171,284     $ 100,319

Gross profit                                                           42,054         72,501        45,599

Net income                                                            $ 1,481        $ 8,891         $ 185

Basic net income per average common share 1                            $ 0.07         $ 0.43        $ 0.01

Diluted net income per average common share 1                          $ 0.07         $ 0.43        $ 0.01

Average common shares outstanding                                      20,623         20,469        20,208
Average common shares outstanding assuming dilution                    20,923         20,819        20,643


Quarter                                                              1st           2nd            3rd           4th
-------------------------------------------------------------------------------------------------------------------------

Fiscal year ended June 30, 2003

Net sales and operating revenues                                     $ 92,903      $ 137,381      $ 81,865      $ 90,903

Gross profit                                                           36,375         55,002         3,848        38,516

Net income (loss) before cumulative
   effect of change in accounting policy                                1,935          7,997          (350)       (1,291)

Cumulative effect of accounting change for vendor
  allowances, net of income taxes of $388                                (580)             -             -             -
                                                                ---------------------------------------------------------

Net income (loss)                                                     $ 1,355        $ 7,997        $ (350)     $ (1,291)
                                                                =========================================================

Basic net income per average common share 1
  Before cumulative effect of accounting change                        $ 0.09         $ 0.38       $ (0.02)      $ (0.06)
  Cumulative effect of accounting change                                (0.03)             -             -             -
  Basic net income per average common share 1                          $ 0.06         $ 0.38       $ (0.02)      $ (0.06)

Diluted net income per average common share 1
  Before cumulative effect of accounting change                        $ 0.09         $ 0.37       $ (0.02)      $ (0.06)
  Cumulative effect of accounting change                                (0.03)             -             -             -
  Diluted net income per average common share 1                        $ 0.06         $ 0.37       $ (0.02)      $ (0.06)

Average common shares outstanding                                      21,357         21,192        20,600        20,540
Average common shares outstanding assuming dilution                    21,613         21,361        20,600        20,540


1 Period-to-date earnings per share is calculated by dividing period-to-date earnings by the weighted average shares outstanding for the full period.
   Therefore, period-to-date earnings per share reported on the statements of operations does not equal the sum of the quarterly earnings per share.


                                      A-35


19.Product Sales Information

The Company's net sales and operating revenues are summarized by groups of similar products and services as follows:



                                                                Nine-month period
                                                                  ending March 31                Year ended June 30
                                                                                   -----------------------------------------------
(U.S. dollars, in thousands)                                           2004             2003             2002             2001
----------------------------------------------------------------------------------------------------------------------------------

Telephone, wireless and communication products                      $ 104,039          $113,745         $107,295         $105,382
Home and personal entertainment products                               94,081           111,179          106,584          101,212
Computer products and digital cameras                                  78,606            74,319           80,209           76,408
Parts, accessories and seasonal                                        89,088            89,488           87,249           87,096
Service and other revenue                                              12,248            14,321           12,472           12,255
----------------------------------------------------------------------------------------------------------------------------------

                                                                      378,062           403,052          393,809          382,353
Net sales and operating revenues of former
     subsidiary in Australia                                                -                 -                -           86,403
----------------------------------------------------------------------------------------------------------------------------------

Consolidated net sales and operating revenues                       $ 378,062          $403,052         $393,809         $468,756
----------------------------------------------------------------------------------------------------------------------------------



20.Subsequent Events

The tender offer by Circuit City successfully closed on May 11, 2004 (See "Note 1"). On March 30, 2004, certain members of executive management entered into new employment agreements with the Company's subsidiary, InterTAN Canada Ltd., which took effect as a result of the successful closing of the tender offer. Under the terms of these new employment agreements InterTAN Canada Ltd. assumed the aggregate obligation for the Company's deferred compensation plan in the amount of $6,687,000, which represents the fair value of the amounts that were to be received under the plan when the executives reached age 65. At March 31, 2004, an amount of approximately $458,000 had been accrued in support of these future payouts. Under the terms of the amended employment agreements, the obligation under the Company's deferred compensation plan immediately vested and an aggregate amount of $2,722,666 became payable to the executives on May 11, 2004. The balance of the obligation is payable in the amount of $1,481,000 one year following closing, $1,241,667 two years following closing and $1,241,667 three years following closing of the tender offer, provided the executives remain in the Company's employ on such dates.

In March 2004, the Company entered into an agreement to acquire all of the outstanding shares of Logitech Electronics, Inc., one of the suppliers of private label product to the Company, for aggregate consideration of C$4,000,000 (approximately $3,050,000 at March 31, 2004 rates of exchange). This transaction is expected to close on June 1, 2004. This acquisition is not expected to have a material effect on the Company's financial position, results of operations or cash flows.

                                      A-36



                                   APPENDIX B

                         PRO FORMA FINANCIAL INFORMATION

On May 12, 2004, Circuit City acquired a controlling interest in InterTAN in a public tender offer for all of the outstanding InterTAN common shares. On May 19, 2004, Circuit City had acquired all remaining outstanding shares of InterTAN for cash consideration totaling $265.6 million, which includes transaction costs and is net of cash acquired of $30.6 million.

The unaudited pro forma financial information included on page B-2 through page B-4 gives effect to the acquisition of InterTAN. The historical financial information for Circuit City was excerpted or derived from the audited financial statements and related notes incorporated by reference in the Circuit City Stores, Inc. Annual Report on Form 10-K for the fiscal year ended February 29, 2004 and from the unaudited financial statements contained in the Circuit City Stores, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2004.

The unaudited pro forma consolidated statements of operations assume that Circuit City acquired InterTAN at the beginning of fiscal 2004, March 1, 2003. Pro forma financial information for the twelve months ended February 29, 2004 reflects the twelve months ended February 29, 2004 for Circuit City and the twelve months ended March 31, 2004 for InterTAN. Pro forma financial information for the three months ended May 31, 2004 reflects the three months ended May 31, 2004 for both Circuit City and InterTAN. Financial information for InterTAN for the month of March 2004 is included in both unaudited pro forma statements of operations. Net sales and operating revenues totaled $35.5 million and net earnings totaled $0.6 million for March 2004.

A pro forma consolidated balance sheet has not been included as the transaction is reflected in the consolidated balance sheet of Circuit City filed in the Circuit City Stores, Inc. Quarterly Report on Form 10-Q for the three months ended May 31, 2004 and filed with the SEC.

Circuit City has estimated the fair value of the assets and liabilities on a preliminary basis using available information. Based on the preliminary estimates, the fair value of goodwill is $172.6 million and the fair value of identifiable intangible assets is $37.5 million. Goodwill is not amortized, but will be reviewed for impairment at least annually. The identifiable intangible assets include contract-based intangibles that preliminarily have been assigned indefinite lives as there are no current outstanding reasons to believe the contracts will not continue to be renewed. The identifiable intangible assets will be reviewed for impairment at least annually.

The pro forma adjustments are based on available information and assumptions that management believes are reasonable and are described in the following notes. The unaudited pro forma consolidated financial information does not necessarily represent Circuit City's results of operations had the transaction occurred at that date nor is it necessarily indicative of results of operations that may occur in the future. The actual financial position and results of operations of the combined entity will differ, perhaps significantly, from the pro forma amounts reflected.


                                      B-1





                                             CIRCUIT CITY STORES, INC.
                             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                            Year Ended February 29, 2004
                                    (Amounts in thousands except per share data)

                                                           Circuit City   InterTAN       Pro Forma       Circuit City
                                                           Historical    Historical      Adjustments      Pro Forma
                                                           -----------   -----------    ---------------  ------------


NET SALES AND OPERATING REVENUES                          $ 9,745,445  $    468,965    $          -     $ 10,214,410
Cost of sales, buying and warehousing                       7,518,120       270,295          11,051  (a)   7,799,466
                                                           -----------   -----------    ------------     ------------

GROSS PROFIT                                                2,227,325       198,670         (11,051)       2,414,944

Finance income                                                 32,693             -               -           32,693

Selling, general and administrative expenses                2,220,796       173,610          (6,343) (b)   2,388,063

Stock-based compensation expense                               38,658             -               -           38,658

Interest expense                                                1,804           875               -            2,679
                                                           -----------   -----------    ------------     ------------

(Loss) earnings from continuing
    operations before income taxes                             (1,240)       24,185          (4,708)          18,237

Income tax (benefit) provision                                   (453)       14,919          (2,227) (c)      12,239
                                                           -----------   -----------    ------------     ------------

NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS            $      (787) $      9,266    $     (2,481)    $      5,998
                                                           ===========   ===========    ============     ============



Weighted average common shares:
    Basic                                                     205,865                                        205,865
                                                           ===========                                   ============

    Diluted                                                   205,865                                        205,865
                                                           ===========                                   ============


NET LOSS PER SHARE FROM CONTINUING OPERATIONS:
    Basic                                                 $         -                                   $       0.03
                                                          ============                                   ============

    Diluted                                               $         -                                   $       0.03
                                                          ============                                   ============



See accompanying notes to unaudited pro forma consolidated financial statements.



                                      B-2




                                              CIRCUIT CITY STORES, INC.
                              UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                       For the Three Months Ended May 31, 2004
                                     (Amounts in thousands except per share data)

                                                    Circuit City   InterTAN      Pro Forma     Pro Forma     Circuit City
                                                    Historical    Historical    Adjustments   Adjustment(d)  Pro Forma
                                                    ----------    ----------   -------------- ----------     ----------


NET SALES AND OPERATING REVENUES                   $2,066,588    $  101,027   $        -        (21,710)    $2,145,905
Cost of sales, buying and warehousing               1,586,153        54,981        2,776  (a)   (13,118)     1,630,792
                                                    ----------    ----------   ----------     ----------     ----------

GROSS PROFIT                                          480,435        46,046       (2,776)        (8,592)       515,113

Finance income                                          5,564             -            -              -          5,564

Selling, general and administrative expenses          487,945        53,998      (13,462) (b)    (7,888)       520,593

Stock-based compensation expense                        5,954             -            -              -          5,954

Interest expense                                          350            80            -            (81)           349
                                                    ----------    ----------   ----------     ----------     ----------

(Loss) earnings from continuing
    operations before income taxes                     (8,250)       (8,032)      10,686           (623)        (6,219)

Income tax (benefit) provision                         (3,016)          (89)       3,782  (c)      (250)           427
                                                    ----------    ----------   ----------     ----------     ----------

NET (LOSS) EARNINGS FROM CONTINUING OPERATIONS     $   (5,234)   $   (7,943)  $    6,904           (373)    $   (6,646)
                                                    ==========    ==========   ==========     ==========     ==========



Weighted average common shares:
    Basic                                             199,429                                                  199,429
                                                    ==========                                               ==========

    Diluted                                           199,429                                                  199,429
                                                    ==========                                               ==========


NET LOSS FROM CONTINUING OPERATIONS PER SHARE:
    Basic                                          $    (0.03)                                              $    (0.03)
                                                    ==========                                               ==========

    Diluted                                        $    (0.03)                                              $    (0.03)
                                                    ==========                                               ==========



See accompanying notes to unaudited pro forma consolidated financial statements.



                                      B-3


                            CIRCUIT CITY STORES, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) Represents adjustment to reclassify certain costs from selling, general and administrative expenses to cost of sales, buying and warehousing consistent with Circuit City's classification.

(b) The pro forma adjustments to selling, general and administrative expenses are as follows:



                                                                                      Twelve Months             Three Months
                                                                                          Ended                    Ended
(Amounts in millions)                                                                 February 29, 2004         May 31, 2004
--------------------------------------------------------------------------------  -----------------------------------------------
Higher depreciation expense due to the net write-up of property, plant
      and equipment to fair value and changes to the remaining useful lives                       $ 1.0                    $ 0.3
Reclassification of certain costs from selling, general and administrative expenses to cost of sales, buying and warehousing consistent
      with Circuit City's classification                                                          (11.0)                    (2.8)
Transaction related costs incurred by InterTAN prior to the acquisition
      date                                                                                            -                    (11.7)
Elimination of interest income due to funding of transaction through cash on hand.  Assumes an annual average interest rate of 1.17%
      for the twelve months ended February 29, 2004, and 1.07% for the
      three months ended May 31, 2004                                                               3.1                      0.6
Reclassification of capital tax from income taxes to selling, general and
      administrative expenses consistent with Circuit City's classification                         0.6                      0.1
                                                                                  ----------------------    ---------------------

Total pro forma adjustment to selling, general and administrative expenses                       $ (6.3)                 $ (13.5)
                                                                                  ======================    =====================


(c) The pro forma adjustment to income taxes has been made at an estimated combined rate of 35.4 percent for the twelve months ended February 29, 2004 and 36.8 percent for the three months ended May 31, 2004. In addition, a pro forma adjustment has been made to reclassify capital taxes from income taxes to selling, general and administrative expenses consistent with Circuit City's classification.

(d) The historical results for both Circuit City and InterTAN include InterTAN results for the period from May 12, 2004, the date Circuit City acquired a controlling interest, through May 31, 2004. These pro forma adjustments eliminate the InterTAN results that have been included in both the historical results of Circuit City and InterTAN.


                                      B-4